UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Allegiance Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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SUPPLEMENT DATED SEPTEMBER 12, 2018

TO THE JOINT PROXY STATEMENT/PROSPECTUS DATED AUGUST 2, 2018

FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 14, 2018

The following information is related to the Allegiance Bancshares, Inc. (“Allegiance”) Special Meeting of Shareholders and amends and supplements the related Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission on August 3, 2018 (the “Proxy Statement”).

In our Proxy Statement, we stated that brokers, banks or other nominees who hold shares of Allegiance common stock in “street name” only have discretionary authority to vote shares without instruction from the beneficial owner for matters considered routine, and that the Allegiance Charter Amendment Proposal (which is the proposal to approve an amendment to the Amended and Restated Certificate of Formation of Allegiance to increase the amount of authorized capital stock of Allegiance from 41,000,000 shares to 81,000,000 shares) was not a routine proposal.

We have been informed that New York Stock Exchange member organizations may vote proxies on the Allegiance Charter Amendment Proposal discretionarily. Therefore, if your shares of Allegiance common stock are held in “street name,” your broker, bank or other nominee, in its discretion, will be permitted to vote for you without instruction with respect to the Allegiance Charter Amendment Proposal.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.